Elys Game Technology Announces $3.0 Million Registered Direct Offering

New York, June 13, 2022 (Business Wire) -- Elys Game Technology, Corp. (“Elys” or the “Company”) (Nasdaq: ELYS), an interactive gaming and sports betting technology company, today announced that it has entered into a definitive agreement with a single institutional investor for the purchase and sale of 3,166,227 shares of the Company's common stock (or common stock equivalents) at a purchase price of $0.9475 per share of common stock (or common stock equivalent) in a registered direct offering. The closing of the offering is expected to occur on or about June 15, 2022, subject to the satisfaction of customary closing conditions.

In addition, in a concurrent private placement, the Company also agreed to issue to the investor warrants to purchase up to 3,166,227 shares of common stock. The warrants have an exercise price of $0.9475 per share, are exercisable six months from the date of issuance, and have a term of five years from the initial exercise date.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from this offering are expected to be approximately $3.0 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes.

The shares of common stock (or common stock equivalents) described above (but not the warrants issued in the concurrent private placement or the shares of common stock underlying such warrants) are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-256815) previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on June 14, 2021. The offering of the shares of common stock (or common stock equivalents) is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 865-5711 or e-mail at placements@hcwco.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots in Italy and has operations in five states, including New Jersey and the District of Columbia in the U.S. market. Elys’ vision is to become a global leader in the gaming industry through the development of pioneering and innovative technology.

The Company provides wagering solutions, services online operators, casinos, retail betting establishments and franchise distribution networks. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties including, among other things, the completion of the offering, the satisfaction of customary closing conditions related to the offering and the intended use of proceeds from the offering. In some cases these statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to consummate the offering and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contacts

Elys Game Technology, Corp.

Michele Ciavarella, Executive Chairman

Tel.: 1-628-258-5148

Email: m.ciavarella@elysgame.com